UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2016

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	777 Old Saw Mill River Road, Tarrytown, New York	10591
	(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 6, 2016, Progenics Pharmaceuticals, Inc. (the "Company"), BMR-Landmark at Eastview LLC (the "Landlord") and Regeneron Pharmaceuticals, Inc. ("Regeneron") entered into an Assignment and Assumption Agreement (the "Agreement") pursuant to which the Company assigned to Regeneron the amended and restated lease agreement (the "Lease") dated as of October 28, 2009 between  the Landlord  and  the Company for  the Company's headquarters  at  771  Old  Saw  Mill  River  Road, Tarrytown, New York.
Pursuant to the terms of the Agreement, the Company assigned all of its right, title and interest as tenant in and to the Lease, and Regeneron accepts all such right, title, and interest and assumes and agrees to fulfill all of the terms and obligations required to be performed and fulfilled as tenant under the Lease.
The Company expects to occupy its new headquarters space at 1 World Trade Center in lower Manhattan on or about August 1, 2016, and the Agreement will become effective as of the latest to occur of (a) ten (10) days after notice from the Company to Regeneron of the date on which possession of its new headquarters space is delivered to the Company, (b) the date possession of the Company's Tarrytown space is delivered to Regeneron and certain other conditions under the Agreement are satisfied.  If the Agreement does not become effective by February 1, 2017 for any reason, Regeneron has the right to terminate the Agreement.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Assignment and Assumption Agreement, dated May 6, 2016, between Progenics Pharmaceuticals, Inc., BMR-Landmark at Eastview LLC and Regeneron Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
By:	/s/ PATRICK FABBIO
Patrick Fabbio
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: May 10, 2016